CONTRACT AGREEMENT

BETWEEN

THE BAYELSA STATE

GOVERNMENT

AND

CARDINAL RESOURCES

ON BEHALF OF THE CONSORTIUM OF

CARDINAL/PDI/NUMERIX

[FOR THE ACQUISITION OF WATER TREATMENT PLANTS

(COMMUNITY RED BlRD SYSTEMS)]

PREPARED BY,

MINISTRY OF JUSTICE,
YENAGOA,
BAYELSA STATE.

THIS CONTRACT AGREEMENT is made the 2nd day of July 2013 Between: THE BAYELSA STATE GOVERNMENT OF NIGERIA, represented by the Bayelsa State Ministry of Water Resources, Yenagoa (hereinafter referred to as “the principal” which expression shall where the context so admit include its successors in interest) of the one part;

AND

CARDINAL RESOURCES (on behalf of the Consortium of Cardinal/PDI/Numerix), a company incorporated in Nigeria and having its registered office at No. 8 Biaduo Street, Ikoyi Lagos (hereinafter referred to as “the SUPPLIER” which expression shall where the context so admit include all its successors in interest howsoever named) of the other part.

WHEREAS:

a.	The Principal is desirous of providing clean water supply to communities in Bayelsa State through the acquisition of Water Treatment Plants (hereinafter referred to as “the Community Red Bird Systems”), and has awarded the contract to the Supplier for the supply and installation of ten (10) units of Solar Powered modern treatment plants;

b.	The Supplier has furnished the Principal with a specification of each Water Treatment Plant (hereinafter referred to as “Quotation”) which has been agreed to by both parties and shall be read together with this Agreement; and

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c.	The Supplier has accepted to supply and install the Community Red Bird Systems to the Principal at the cost and at the places so designated.

NOW THEREFORE THIS AGREEMENT WITNESSES as follows:

1.0	CONTRACT DOCUMENTS

1.1	The Supplier shall before any payment and without any charge to the Principal, furnish the Principal with all documents relating to this transaction and in particular, the Quotation for the Community Red Bird Systems except where such document is already in the possession of the Principal.

1.2	If any of the provisions of the above-mentioned documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall prevail to the extent of such inconsistency.

2.0	CONTRACT SUM

2.1	In consideration of the sum of One Billion Naira (l,000,000,000.00) only inclusive of 5% Withholding” Tax (WHT) 5% Value Added Tax (VAT), 3% Bayelsa State Infrastructural Maintenance levy and 1% Project Management & Supervision fee (hereinafter referred to as “the Contract Sum”), the Supplier shall supply and deliver the Community Red Bird Systems as specified in the Quotation and install same in accordance with the terms in this Agreement.

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2.2	The Principal shall pay the Contract Sum as follows:

(a)	Twenty percent (20%) of the Contract sum being 200,000,000.00 (Two Hundred Million Naira) as down payment in favour of the Supplier;

(b)	Issue a Bank Guaranty or Letter of Credit of 800,000,000.00 (Eight Hundred Million Naira) being eighty percent (80%) of the Contract Sum which shall become payable at completion of the project; and

(c)	Five percent (5%) of the contract sum as retention fee.

2.3	Before any advance payment is made under this Agreement, the Supplier shall submit to the Principal a properly executed Advance Payment Guarantee (APG) from a reputable bank acceptable to the Principal.

3.0	DELIVERY

3.1	The Supplier shall supply and install the Community Red Bird Systems not later than eight (8) months after the signing of this Agreement/payment of the twenty percent (20%) mobilization of 200,000,000.00 (Two Hundred Million Naira).

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4.0	INSPECTION

4.1	The Principal’s representative shall be entitled to inspect the equipment upon their supply and delivery and throughout the duration of the project.

5.0	DEFECTS LIABILITY

5.1	The Supplier shall guarantee that for a period of six (6) months from the date of delivery and installation, the Community Red Bed Systems supplied shall be free from all defects in quality and specification.

5.2	The Supplier shall at its own expense make good any defect which appear in any of the Community Red Bird Systems within the period specified in clause 5.1 herein.

6.0	ASSIGNMENT OR SUB-LETTING

6.1	The Supplier shall not assign without the written consent of the Principal the performance of the whole or part of this Agreement to any person, firm or company.

7.0	PASSING OF TITLE AND RISK

7.1	Title to the Community Red Bird Systems shall pass to the Principal as soon as they are supplied, installed and tested satisfactorily by the Principal and title in all documents of any kind including test certificate of quality as soon as they are supplied by the Supplier shall equally pass on to the Principal.

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7.2	Notwithstanding the earlier passing of title, risk in the Community Red Bird Systems shall not pass on to the Principal until delivery and installation.

8.0	STATUTORY AND OTHER REQUIREMENTS

8.1	The supplier undertakes that the Community Red Bird Systems are safe and without risk to health when properly used and comply in all respects with all legal obligations in force at the date of delivery.

8.2	The Supplier shall supply in respect of the Community Red Bird Systems such information about the use of them as is required by the laws and legal obligations and enable the Principal to comply with them as far as it is required by law to do so and proper evidence of all tests and examination and research made in compliance with the legal obligations.

9.0	WARRANTY

9.1	The Supplier shall at its own expense, make good any defects which under proper use appear in the Community Red Bird Systems during a period beginning on their delivery and installation and ending six (6) months after their delivery, installation and use.

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10.0	LOSS AND INDEMNITY

10.1	The Supplier shall compensate the Principal in full on demand for all loss, damage or injury to the Principal, any claim in respect of loss, damage or injury made against the Principal by third parties and any cost, and expenses arising in connection with them which result from the Supplier’s failure to comply with the Agreement (whether negligent or otherwise) and in particular resulting from any defect in the Community Red Bird Systems.

11.0	TRAINING

11.1	The Supplier shall provide two (2) levels of training to three (3) local operators for each Community Red Bird System supplied and installed under this Agreement.

11.2	The training shall be carried out by senior staff of the Supplier and shall consist of training in the day to day operation, record keeping and maintenance of the Community Red Bird Systems.

11.3	The training of the local operators by the Supplier shall include a combination of class room and system training while the selected Lead Operator shall receive level one (1) Technician training on more advanced technical aspects of the Community Red Bird Systems.

11.4	The Operators trained under the terms of this Agreement shall upon successful completion of the training, be certified by the Supplier and Red Bird Systems - Africa and the Supplier shall upon the expansion of the project beyond the ten (10) units specified under this Agreement establish a Training Centre in Yenagoa, Bayelsa State.

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12.0	DETERMINATION

12.1	If the Supplier defaults in any of its obligations under this Agreement, becomes insolvent, has a receiver appointed to its business or is compulsorily or voluntarily wound up or if the Principal bona-fide believes that any such events may occur, the Principal shall be entitled at its discretion without prejudice to any other remedy, to suspend the performance of or terminate the Agreement and in the event of terminal, on to keep or take possession of any of the Community Red Bird Systems or of any items belonging to the Principal and to enter any premises of the Supplier for that purpose.

12.2	If any Community Red Bird System do not conform to the quotation on any grounds at all (including without limitation by reason of quality or being unfit for the purpose for which they are required), the Principal shall be entitled at its discretion without prejudice to any other remedy to exercise any one or more of the following rights:

(a)	reject the Water Treatment Plants (Community Red Bird Systems) in whole or in part; and

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(b)	permit the Supplier to replace, repair or reinstate the Water Treatment Plants (Community Red Bird Systems) so that it conforms to the quotation.

12.3	If the Principal terminates this Agreement, the Supplier shall return to the Principal all payments made and if the Principal rejects any Water Treatment Plants (Community Red Bird Systems) the Supplier shall return all payments already made for the rejected Plants.

12.4	Where on termination the Principal elects to keep or take any Water Treatment Plants (Community Red Bird Systems), it shall account to the Supplier for them at a proportion of their price or their value to the Principal whichever is less but otherwise no compensation shall be payable to the Supplier on termination or rejection.

13.0	ARBITRATION

13.1	Any dispute or difference arising from the operation of this Agreement may in default of amicable settlement and if the parties both agree to such reference, be referred to arbitration in accordance with the arbitration laws in force in” Nigeria.

13.2	The award of such an Arbitrator shall be final and binding on both parties.

13.3	Not withstanding the provisions of 12.1, the parties shall resort to the law courts in Nigeria for determination of a dispute or difference if either party indicates in writing his intention to proceed to the law court.

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IN WITNESS whereof the parties hereunto affixed their hands and seals the day and year first above written.

SIGNED, SEALED and DELIVERED

For and on behalf of the PRINCIPAL:

HONOURABLE COMMISSIONER,
MINISTRY OF WATER RESOURCES

HON. DEIN BENADUMENE

Full Name

In the presence of:

THE PERMANENT SECRETARY
MINISTRY OF WATER RESOURCES

Dr G. D. IGIRAN

Full Name

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